Exhibit 99
KNIGHT TRANSPORTATION
ANNOUNCES QUARTERLY DIVIDEND AND SHARE REPURCHASE AUTHORIZATION

PHOENIX, ARIZONA  --  May 19, 2011  -  Knight Transportation, Inc. (NYSE: KNX) announced today that its Board of Directors has declared the company’s quarterly cash dividend of $0.06 per share of common stock.  This quarterly dividend is pursuant to a cash dividend policy approved by the Board of Directors.  The actual declaration of future cash dividends, and the establishment of record and payment dates, is subject to final determination by the Board of Directors each quarter after its review of the company’s financial performance.

The company’s dividend is payable to shareholders of record on June 3, 2011 and is expected to be paid on June 24, 2011.

The company also announced that its Board of Directors authorized the company to repurchase up to 10,000,000 shares of its outstanding common stock.  The company has substantially completed its existing authorization.  Repurchases are made pursuant to the provisions of Rule 10b-18.  In making repurchases the company considers both its cash requirements and market conditions.  Repurchases will continue from time to time, as conditions permit, until the total number of shares authorized to be repurchased have been bought, or until the company’s authorization to repurchase is terminated, whichever occurs first.

Knight Transportation, Inc. is a provider of multiple truckload transportation services using a nationwide network of service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also partners with third-party equipment providers to provide a broad range of truckload solutions to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner operators.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to our quarterly dividend.  There can be no assurance that future dividends will be declared.  The declaration of future dividends is also subject to approval of our Board of Directors each quarter after its review of our financial performance and cash needs.  Declaration of future dividends is also subject to various risks and uncertainties, including: our cash flow and cash needs; compliance with applicable law; restriction on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; the deterioration in our financial condition or results, and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission.

Contact:  David Jackson, CFO, at (602) 269-2000

Return to Form 8-K